Exhibit 2.1

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2020, (this “Amendment”) is made and entered into by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative hereunder. All capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub, Company and Holder Representative entered into that certain Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein pursuant to Section 10.10 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Amendment to whereas clause. The sixth whereas clause of the Merger Agreement shall be replaced in its entirety with the following:

“WHEREAS, prior to the Effective Time, the Contributions will be consummated and as a result, Ittella will become a wholly-owned direct subsidiary of the Company and Ittella Italy will become a wholly-owned indirect subsidiary of the Company;”

2.    Amendment to the location of Closing. The first sentence of Section 2.3 of the Merger Agreement shall be replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place either at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or at any other location as mutually agreed by the Parties, at 10:00 a.m. (Eastern time) on the date that is three (3) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree.”

3.    Amendment to Termination Date. Section 8.1(b)(ii) of the Merger Agreement shall be replaced in its entirety with the following:

“the Closing has not occurred on or before November 15, 2020 (subject to Sections 8.1(b)(i) and 10.13), the “Termination Date”), unless any Parent Party’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;”

4.    Amendment to the delivery deadline of the PCAOB Audited Financial Statements. Section 8.1(b)(iv) of the Merger Agreement shall be replaced in its entirety with the following:

“the Company has not delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements on or before August 14, 2020;”

5.    Amendment to form of Registration Rights Agreement. Section 2.12(a)(ii) of the Registration Rights Agreement attached as Exhibit H to the Merger Agreement shall be replaced in its entirety with the following:

“(ii) 3,750,000 Founder shares until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.”

6.    Additional Investor to Registration Rights Agreement. Project Lily, LLC shall be an additional party to the Registration Rights Agreement and shall execute the Registration Rights Agreement at the Closing.

7.    Amendment to Notices. All references to Winston & Strawn in Section 10.1 of the Merger Agreement shall be replaced in their entirety with the following:

“White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubinstein

Gary Silverman

E-mail: joel.rubinstein@whitecase.com

gary.silverman@whitecase.com”

8.    Amendment to Privilege. Section 10.16(b) of the Merger Agreement shall be replaced in its entirety with the following:

“Each Pre-Closing Holder, the Holder Representative, the Company and each of its Subsidiaries and each Parent Party agrees that, as to all communications between or among any of Winston & Strawn LLP (“WS”), White & Case LLP (“WC”) and any Parent Party that relate in any way to the transactions contemplated by this Agreement, from and after the Closing, the attorney/client privilege and the expectation of the client confidence belongs, unless otherwise consented to by the Monitoring Committee, exclusively to the Monitoring Committee and may be controlled by the Monitoring Committee and, unless otherwise consented to by the Monitoring Committee, shall not pass to or be claimed by any party or Person. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Parent Parties may assert the attorney/client privilege to prevent disclosure of confidential communications by WS or WC to such Person.”

9.    Amendment to Additional Available Cash Consideration. The definition of “Additional Available Cash Consideration” in Annex I of the Merger Agreement shall be replaced in its entirety with the following:

“means the amount Cash of Parent, the Company and its Subsidiaries available for payment to the Pre-Closing Holders from Parent, the Company and its Subsidiaries from any source (including the Trust Account and any Supplemental Financing) after first giving effect to (i) the payments required to be made under this Agreement at Closing by Parent, the Company and its Subsidiaries, including for the avoidance of doubt Payment of Company Transaction Expenses and Parent Transaction Expenses, (ii) the Common Stockholder Redemption, (iii) any Indebtedness of the Company or its Subsidiaries paid off at Closing through the funds flow and (iv) the requirement that, immediately following payment of the Cash Consideration to the Pre-Closing Holders pursuant to the terms of this Agreement, Parent, the Company and its Subsidiaries retain Cash in an aggregate amount that is at least $25,000,000; provided, that the Additional Available Cash Consideration shall not exceed $25,000,000. For the purposes of this definition, “Indebtedness” shall be deemed to include the items described in clause (v) of the definition of “Indebtedness Exclusions” (except for any amounts payable under the revolving line of credit under the Marquette Loan Agreement as defined on Schedule 4.4 of the Merger Agreement), and the impact of any such Indebtedness paid off at Closing through the funds flow pursuant to this definition will not impact the calculation of Aggregate Consideration Value.”

10.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.

11.    General Provisions.

(a)    Miscellaneous. The terms of Article X of the Merger Agreement shall apply to this Amendment mutatis mutandis, as applicable.

(b)    Merger Agreement in Effect. Except as specifically provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the date first written above written.

FORUM MERGER II CORPORATION
By:	/s/ Marshall Kiev
Name:	Marshall Kiev
Title:	Co-CEO and President

SPROUT MERGER SUB, INC.
By:	/s/ David Boris
Name:	David Boris
Title:	President and Treasurer

MYJOJO, INC.
By:	/s/ Salvatore Galleti
Name:	Salvatore Galleti
Title:	President

Salvatore Galleti, solely in his capacity as the initial Holder Representative hereunder
By:	/s/ Savatore Galleti
Name:	Salvatore Galleti
Title:	Holder Representative

[Signature Page to the Amendment to the Agreement and Plan of Merger]